Sharps Compliance Corp. Reports 19% Increase in Customer Billings for Fourth
                          Quarter and Fiscal Year 2007

      - Customer billings grow to $3.0 million in fourth quarter and $12.3 million for fiscal year 2007

      -     Earnings double to $0.06 per diluted share for fiscal year 2007

      - Quarter led by growth in healthcare, hospitality and retail market billings

      -     Cash balance expands over 600% to $2.1 million

      -     Leadership position in retail clinic market

      -     Proposed Medicare reimbursement bill introduced

      HOUSTON, Aug. 14 /PRNewswire-FirstCall/ -- Sharps Compliance Corp. (OTC Bulletin Board: SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective medical waste disposal solutions for industry and consumers, today reported financial results for the fourth quarter and fiscal year ending June 30, 2007.

      Revenue increased 7%, to $2.9 million, in the fourth quarter of fiscal 2007 compared with the prior year's fourth quarter. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, increased to $3.0 million for the fiscal 2007 fourth quarter, up 19% over the prior year period. Higher customer billings in the quarter were driven by growth in the healthcare, hospitality and retail markets. The difference between customer billings and revenue is reflected as deferred revenue on the Company's balance sheet.

      For fiscal year 2007, revenue increased 13%, to $12.0 million, compared with $10.6 million for fiscal year 2006. During the same period, customer billings increased 19%, to $12.3 million, over the prior year period. Expansion of the retail, hospitality and professional sector business and strong customer penetration contributed to growth for the full-year period. Additionally, the contract awarded to Sharps by a major pharmaceutical manufacturer that is providing Sharps Disposal By Mail Systems(R) products to its patients resulted in a four-fold increase in billings to this market. During fiscal year 2007, Sharps doubled customer billings to the retail market which consisted primarily of the sale of its flagship Sharps Disposal By Mail Systems(R) products to facilitate the proper disposal of flu shots administered in the retail setting, such as pharmacies, grocery store chains and mass merchandisers, across the country.

      Approximately 15% - 30% of customer billings are deferred to future reporting periods and recognized as GAAP revenue when the Sharps Disposal By Mail Systems(R) products are returned to the Company's treatment facility for processing and destruction. This GAAP revenue recognition method is the reason for the significant difference in the reported revenue amounts, versus billings, for both the fourth quarter and fiscal year ending June 30, 2007.

      Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of Sharps, commented, "During fiscal year 2007, we successfully executed the initial order received from a major pharmaceutical manufacturer that recognized the benefits of the Sharps Disposal by Mail System(R) for its patients and the environment. We are very focused on the pharmaceutical industry because of the magnitude of opportunities this market presents, and we continue to make measurable progress with several prospects. In addition, we believe public opinion and patient behavior patterns regarding the proper disposal of medical sharps in the small quantity generator market are changing as a result of new and proposed legislation as well as increased awareness of the proper means of sharps disposal."

      For both three-month periods ended June 30, 2007 and 2006, the Company generated essentially break-even results. GAAP net income for fiscal year 2007 was $785 thousand, or $0.06 per diluted share, a 105% increase over net income of $382 thousand, or $0.03 per diluted share, in fiscal 2006.

      Fourth Quarter Growth and Performance

      Higher customer billings for the fourth quarter of fiscal 2007 were led by a 17%, or $283 thousand, increase in healthcare market billings. The hospitality market, which more than doubled, and the retail market, which more than tripled, are rapidly increasing as a percentage of total billings.

      Dr. Kunik noted, "The retail clinic market, an ideal application for our Sharps Disposal By Mail Systems(R) products, is a rapidly expanding phenomenon in the U.S. Retail health clinics are described as being an efficient means to reduce health care costs and improve efficiencies in the healthcare system. The Sharps Disposal By Mail Systems(R) products are currently being utilized by three of the four largest retail health clinic operators in the country to facilitate the convenient and cost-effective disposal of small quantities of medical waste. Industry projections suggest that there could be as many as 10,000 health clinics in retail settings by the year 2010, up from the approximate 500 clinics in operation today. We have successfully leveraged our relationships with major pharmacy chains to capture a leadership position in the retail clinic market."

      For the fourth quarter of fiscal year 2007, gross margin was 40%, down from 43% in the prior year. The reduction in fourth quarter gross margin was a result of (i) a lower percentage of higher margin products (product mix) sold during the period and (ii) increased material and transportation costs (inbound and outbound). To address increasing costs, the Company implemented a price increase in mid-May 2007 to coincide with a rate increase by the United States Postal Service. The price increase should be fully effective in all markets by September 2007.

      Selling, general and administrative expense (SG&A) was up $36 thousand, or 3.4%, for the quarter ended June 30, 2007 versus June 30, 2006.

      Fiscal 2007 Review

      For fiscal year 2007, customer billings increased $1.9 million, or 19%, led by growth in the retail, pharmaceutical, hospitality and commercial markets. During the same period, revenue increased by $1.4 million, or 13%.

      Fiscal year 2007 was highlighted by the completion of the initial $450 thousand in billings to the Company's first major pharmaceutical manufacturing customer. The Sharps product and service package for this customer includes the Sharps Disposal by Mail System(R), fulfillment services, including product shipment direct to the pharmaceutical manufacturer's patients, and data services utilizing the Company's proprietary SharpsTracer(TM) system. The total contract value is $1.4 million.

      GAAP net income of $785 thousand for the fiscal year ended June 30, 2007 included a special charge for severance and executive recruiter expenses of $138 thousand related to the previously announced re-alignment of the Company's sales organization. Excluding this special charge, non-GAAP net income for fiscal year 2007 was $920 thousand, or $0.075 per diluted share.

      For fiscal year 2007, gross margin was 42% compared with 42.5% in the prior year. Fiscal year 2007 SG&A expense was down slightly from the prior year period.

      Non-GAAP operating margin, which excludes the effects of the $138,000 special charge, was 7.2% for fiscal year 2007 compared with an operating margin of 3.6% for the prior fiscal year.

      Other income included in the Company's statement of operations for fiscal year 2007 reflected higher interest income resulting from corresponding higher cash balances and lower interest expense associated with reduced capital leases. For the year ended June 30, 2007, other income also included a $33 thousand net recovery of amounts due to the Company under a garnishment order recorded in the quarter ended December 31, 2006.

      Liquidity and Balance Sheet Strength

      The Company's cash position at June 30, 2007, increased $1.8 million to $2.1 million as a result of cash generated by operations and proceeds from the exercise of stock options. At June 30, 2007, stockholders' equity and total assets were $2.2 and $4.7 million, respectively, up from $0.3 million and $2.2 million at June 30, 2006, respectively. Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at June 30, 2007. The line of credit is available to finance working capital and/or potential acquisition opportunities.

      Outlook

      Looking forward, the Company is targeting customer billings of $15 to $16 million for fiscal year 2008 led by expected growth in the pharmaceutical, retail, hospitality and professional markets. The Company anticipates gross margin of approximately 42% in fiscal year 2008 and an increase in SG&A of approximately 10%, exclusive of any non-cash stock-based compensation expense (SFAS 123R). The expected investment in SG&A expense is primarily related to increased sales and marketing related activities.

      Demand for the Company's primary product, the Sharps Disposal by Mail System(R), which facilitates the proper and cost-effective disposal of medical waste including hypodermic needles, lancets and other devices or objects used to puncture or lacerate the skin (referred to as "sharps"), has been growing rapidly in the small quantity generator sector because of its mail-back convenience and unique data tracking feature. In addition, targeted opportunities continue to expand as a result of the growing awareness of the need to properly handle sharps medical waste for safety and environmental concerns, the expanding need for self-injectable medications and the changing paradigm in the health industry.

      The Company announced last week its support of legislation introduced in the US House of Representatives and Senate that proposes Medicare coverage for the safe needle disposal for approximately 1.3 million insulin-dependent diabetic beneficiaries enrolled in Medicare Part D. If passed, this would become one of the first insurance reimbursement models supporting the safe disposal of used needles on a nationwide basis.

      Dr. Kunik, noted, "As an established leader in the market with the proven Sharps Disposal by Mail System(R), we believe we are well-positioned to capitalize on this and the many sales opportunities in all key growth markets requiring medical sharps disposal for small quantity generators."

      He concluded, "We believe fiscal year 2008 could be a "break-out" year for the Company as awareness of the proper disposal of medical sharps by small quantity generators continues to spread across the country, the need for such services expands through the growth of retail health clinics, and as we aggressively pursue large magnitude sales opportunities. Each market opportunity has the potential to measurably influence our reported results in any given quarter."

      Fourth Quarter 2007 Webcast and Conference Call

      The Company will host a teleconference at 1:00 p.m. Eastern Time today August 14, 2007. During the teleconference, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

      The Sharps conference call may be accessed the following ways:

      -- The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

      -- The teleconference may also be accessed by dialing (973) 935-2970 approximately 5 - 10 minutes prior to the call.

      To listen to the archived call:

      -- The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.

      -- A replay may also be heard by calling (973) 341-3080, and entering the pin number 8977980.

      The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on August 21, 2007.

      About Non-GAAP Financial Measures

      To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP financial measures please see the tables captioned "Non-GAAP Financial Measures and Reconciliations" included at the end of this release.

      We use the above noted non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our "recurring core business operating results," meaning our operating performance excluding items that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons with our historical performance and liquidity, as well as comparisons with industry operating results. We believe these non-GAAP financial measures are useful to investors both because, (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (ii) they are used by our investors and the analyst community to help them to evaluate our business.

      Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income minus the special charge related to the Company's recently announced sales re-alignment. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenue. Sharps considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of the special charge so that the Company's management and investors may compare Sharps' recurring core business operating results over multiple periods. We believe that, due to the significance and nature of the special charge, it is difficult for investors to evaluate our GAAP results of operations on a year-over-year basis because our GAAP results of operations for fiscal year 2006 did not include such a special charge. Therefore, investors cannot compare the fiscal year 2007 results to that of the prior fiscal year of our recurring core business operating results unless we exclude the special charge.

      Non-GAAP net income and EPS. We define non-GAAP net income as net income plus the special charge (net of taxes). We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding for the period presented. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Sharps uses non-GAAP operating income and non-GAAP operating margin.

      About Sharps Compliance Corp.

      Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective medical waste disposal solutions for industry and consumers. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

      As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

      More information on Sharps Compliance can be found on its website at: http://www.sharpsinc.com.

      Safe Harbor Statement

      The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

      For more information contact:    - OR -
      David P. Tusa                            Tammy Swiatek
      Executive Vice President, Chief          Kei Advisors LLC
      Financial Officer & Business             Investor Relations
      Development
      Phone: (713) 660-3514                    Phone: (716) 843-3853
      dtusa@sharpsinc.com                      Email: tswiatek@keiadvisors.com

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations

                                        Three-Months Ended                              Twelve-Months Ended
                                             June 30,                                         June 30,
                                                                %                                                 %
                           2007                2006          Change         2007                2006           Change
                       (Unaudited)         (Unaudited)                  (Unaudited)
Revenue               $  2,889,704        $  2,708,021         6.7%    $ 11,956,016        $ 10,562,720         13.2%

  Cost of
   revenue               1,747,742           1,543,881        13.2%       6,942,567           6,068,399         14.4%

  Gross
   profit                1,141,962           1,164,140        (1.9%)      5,013,449           4,494,321         11.6%
    Gross
     margin                   39.5%               43.0%       (8.1%)           41.9%               42.5%        (1.4%)
  S, G & A
   expense               1,114,489           1,078,298         3.4%       3,945,642           3,957,653         (0.3%)
  Special
   charge                       --                  --          --          138,000                  --           --
  Depreciation
   and
   amortization             60,500              43,744        38.3%         202,502             154,475         31.1%

Operating income
 (loss)                    (33,027)             42,098                      727,305             382,193         90.3%
   Operating
    margin                    (1.1%)                 0                          6.1%                3.6%        68.1%
  Other income
   (expense)                22,973               1,724                       78,575                (564)

Net income
 (loss) before
 income taxes         ($    10,054)       $     43,822                 $    805,880        $    381,629
Income taxes                                     8,815                      (21,180)
Net income
 (loss)               ($    10,054)       $     52,637                 $    784,700        $    381,629        105.6%

Net income
 per share
     Basic                      --                  --                 $       0.07        $       0.04         94.3%
     Diluted                    --                  --                 $       0.06        $       0.03         82.6%

Weighted Average
Shares
 Outstanding
    Basic               11,894,855          10,549,442                   11,161,367          10,547,846
    Diluted             11,894,855          10,950,196                   12,338,047          10,953,831

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheet

                                           June 30, 2007   June 30, 2006
                                            (Unaudited)
ASSETS:
Current assets:
  Cash and cash equivalents                $  2,134,152    $    296,959
  Restricted cash                                10,010          10,010
  Accounts receivable, net                    1,330,731         935,283
  Inventory                                     364,005         325,688
  Prepaid and other assets                      186,101          88,348
    Total current assets                      4,024,999       1,656,288
Property and equipment, net                     590,567         473,387
Intangible assets, net                           75,002          60,427
    Total assets                           $  4,690,568    $  2,190,102

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                         $    557,302    $    526,582
  Accrued liabilities                           613,851         262,219
  Current portion of deferred revenue           883,678         826,764
  Current maturities of
   capital lease obligations                      1,809          40,260
    Total current liabilities                 2,056,640       1,655,825
Long-term deferred revenue                      392,803         211,568
Obligations under capital leases,
 net of current maturities                           --           1,809
Other                                            72,000          69,000
    Total liabilities                         2,521,443       1,938,202
Stockholders' Equity:
  Total Stockholders' Equity                  2,169,125         251,900
Total Liabilities and Stockholders'
 Equity                                    $  4,690,568    $  2,190,102

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
              Supplemental Customer Billing and Revenue Information
                                   (unaudited)

                                                    Three Months Ended June 30,
                           2007         %Total           2006        %Total        $Change        %Change
BILLINGS BY MARKET:
Health Care           $ 1,959,756        66.2%      $ 1,677,170       67.4%      $   282,586        16.8%
Hospitality               239,780         8.1%          108,382        4.4%          131,398       121.2%
Retail                    186,177         6.3%           46,076        1.9%          140,101       304.1%
Professional              182,256         6.2%          143,171        5.8%           39,085        27.3%
Commercial                111,179         3.8%           92,560        3.7%           18,619        20.1%
ProTec                    104,810         3.5%          117,424        4.7%          (12,614)      (10.7%)
Agriculture                75,303         2.5%          243,096        9.8%         (167,793)      (69.0%)
Pharmaceutical             46,274         1.6%            5,986        0.2%           40,288         673%
Government                 29,466         1.0%           27,790        1.1%            1,676         6.0%
Other                      24,923         0.8%           25,017        1.0%              (94)       (0.4%)
  Subtotal              2,959,924       100.0%        2,486,672      100.0%          473,252        19.0%
GAAP Adjustment*          (70,220)                      221,349                     (291,569)
Revenue Reported      $ 2,889,704                   $ 2,708,021                  $   181,683         6.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings includes all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
      (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
              Supplemental Customer Billing and Revenue Information
                                   (unaudited)

                                                         Twelve Months Ended June 30,
                              2007           %Total           2006         %Total       $ Change         %Change
BILLINGS BY MARKET:
Health Care              $  7,327,530         59.8%     $  6,986,727        67.7%     $    340,803          4.9%
Retail                      1,107,442          9.0%          559,078         5.4%          548,364         98.1%
Hospitality                   878,100          7.2%          552,356         5.4%          325,744         59.0%
Professional                  615,014          5.0%          464,952         4.5%          150,062         32.3%
Pharmaceutical                553,885          4.5%          101,158         1.0%          452,727        447.5%
Commercial                    528,915          4.3%          298,146         2.9%          230,769         77.4%
Agriculture                   515,281          4.2%          717,879         7.0%         (202,598)       (28.2%)
ProTec                        416,307          3.4%          427,674         4.1%          (11,367)        (2.7%)
Government                    177,790          1.5%           80,811         0.8%           96,979        120.0%
Other                         128,810          1.1%          127,958         1.2%              852         0.67%
  Subtotal                 12,249,074        100.0%       10,316,739       100.0%        1,932,335         18.7%
GAAP Adjustment*             (293,058)                       245,981                      (539,039)
  Revenue
   Reported              $ 11,956,016                   $ 10,562,720                  $  1,393,296         13.2%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings includes all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
      (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

                    SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 Non-GAAP Financial Measures and Reconciliations
                                   (unaudited)

                                          Twelve-Months Ended June 30, 2007
                                                                            Non-GAAP
                                GAAP Actual         Adjustments              Results
Operating income              $      727,305      $      138,000  (1)    $      865,305
Operating margin                         6.1%                1.2%                   7.2%

Net income before income
 taxes                        $      805,880      $      138,000         $      943,880
Income taxes                         (21,180)             (2,760) (2)           (23,940)
Net income                    $      784,700      $      135,240         $      919,940

  Net income per share
     Basic                    $         0.07                             $         0.08
     Diluted                  $         0.06                             $         0.07

  Weighted Average
  Shares Outstanding
     Basic                        11,161,367                                 11,161,367
     Diluted                      12,338,047                                 12,338,047

Notes:
(1) To eliminate the special charge associated with the re-alignment of the Sales and Marketing organization. The amount includes severance and executive recruiter fees associated with the hiring of the new Senior Vice President of Sales and Marketing.
(2)   Represents the tax effect of the special charge noted in (1) above.

SOURCE Sharps Compliance Corp.